Registration No. 333-__________

As filed with the Securities and Exchange Commission on November 21, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rezolute, Inc.

(Exact name of registrant as specified in its charter)

Nevada	27-3440894
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

275 Shoreline Drive, Suite 500

Redwood City, CA 94065

(Address, including zip code, of principal executive offices)

AMENDED AND RESTATED REZOLUTE, INC. 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Rezolute, Inc.

Attn: Nevan Charles Elam, CEO

275 Shoreline Drive, Suite 500

Redwood City, CA 94065

(Name and address of agent for service)

(650) 206-4507

(Telephone number, including area code, of agent for service)

Copies of communications to:

Anthony W. Epps
Dorsey & Whitney LLP

1400 Wewatta Street, Suite 400

Denver, CO 80202

(303) 629-3400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Smaller reporting company	☒
Accelerated filer	☐	Emerging growth company	☐
Non-accelerated filer	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 19, 2025, the shareholders of Rezolute, Inc. (the “Company” or the “Registrant”) approved the amendment to the Rezolute, Inc. 2021 Equity Incentive Plan (the “2021 Plan”) whereby an aggregate of 21,950,000 shares of common stock are available for issuance under the 2021 Plan. For further information regarding the 2021 Plan, please refer to our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “Commission”) on October 7, 2025.

Unless the context indicates otherwise, as used in this registration statement on Form S-8 (the “Registration Statement”), the terms the “Company,” “Rezolute,” “we,” “us,” and “our,” refer to Rezolute, Inc. and its subsidiaries.

This registration statement (“Registration Statement”) is being filed solely for the amendment to the Rezolute, Inc. 2021 Equity Incentive Plan (as amended, the “2021 Plan”) whereby an aggregate of 21,950,000 shares of common stock (“Common Stock”) are available for issuance under the 2021 Plan. The Registrant previously registered shares of Common Stock for issuance under the 2021 Plan on July 28, 2021 (Commission File No. 333-258222), November 7, 2022 (Commission File No. 333-268221) and December 30, 2024 (Commission File No. 333-284084) (the “Prior Registration Statements”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statements relate and is filed in accordance with General Instruction E to Form S-8. Accordingly, pursuant to General Instruction E, the Company hereby incorporates by reference herein the contents of the Prior Registration Statements and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions set forth in the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Rezolute, Inc. Amended and Restated 2021 Equity Incentive Plan as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission either as part of the Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of Rezolute, Inc. (the “Company” or “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended June 30, 2025, filed on September 17, 2025;

•	Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed on November 6, 2025;

•	The description of our Common Stock, par value $0.001 per share, as contained in Item 1 of Amendment No. 1 to the Registration Statement on Form 8-A/A filed on June 21, 2021, under the Exchange Act, including any amendment or report filed under the Exchange Act for the purpose of updating such description;

•	Our definitive proxy statement on Schedule 14A filed on October 7, 2025; and

•	The Current Reports on Form 8-K filed on November 21, 2025.

All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus. The information contained on or accessible through any websites, including our website, is not and shall not be deemed to be incorporated by reference into this prospectus.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically included or incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

Rezolute, Inc.
275 Shoreline Drive, Suite 500
Redwood City, CA 94065
(650) 206-4507

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified under Nevada law, our amended and restated Articles of Incorporation, as amended, (the “Articles of Incorporation”) and our amended and restated bylaws, as amended, (the “Bylaws”) against certain liabilities. Our Articles of Incorporation, require us to indemnify our directors and officers to the fullest extent permitted by the laws of the State of Nevada in effect from time to time.

Pursuant to our Articles of Incorporation, and our Bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, by reason of the fact that such person is or was a director or an officer of the Company or is or was serving at the request of the Company as a director, officer, or trustee of another enterprise, (hereinafter an “lndemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Nevada Revised Statutes, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as otherwise provided in our amended and restated Articles of Incorporation, we shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding initiated by such Indemnitee unless such proceeding was authorized by the Board of Directors of the Company. However, Nevada Revised Statutes 78.138 currently provides that, except as otherwise provided in the Nevada Revised Statutes, a director or officer shall not be individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that (i) the presumption established by Nevada Revised Statutes 78.138(3) has been rebutted, (ii) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties as a director or officer, and (iii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

In addition, an lndemnitee shall also have the right to be paid by the Company the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Nevada Revised Statutes requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such lndemnitee is not entitled to be indemnified for such expenses.

No director shall be personally liable to us or our stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that this provision shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to the Company or our stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the Nevada Revised Statutes; or (iv) for any transaction from which the director derived a personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the Nevada Revised Statutes is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by Nevada Revised Statues, as so amended.

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Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify, pursuant to that statutory provision, a present or former director, officer, employee or agent of the corporation, or of another entity or enterprise for which such person is or was serving in such capacity at the request of the corporation, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, except an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection therewith, arising by reason of such person’s service in such capacity if such person (i) is not liable pursuant to Section 78.138 of the Nevada Revised Statutes, or (ii) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of actions brought by or in the right of the corporation, however, no indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes may be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced to a director or officer by the corporation in accordance with the Nevada Revised Statutes, may be made by a corporation only as authorized in each specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. Such determination must be made (1) by the stockholders, (2) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (3) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or (4) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751 of the Nevada Revised Statutes further provides that indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under our Articles of Incorporation, or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the Nevada Revised Statutes or for the advancement of expenses, may not be made to or on behalf of any director or officer finally adjudged by a court of competent jurisdiction, after exhaustion of any appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, and such misconduct, fraud or violation was material to the cause of action.

As permitted by the Nevada Revised Statutes, we have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise.

See also the undertakings set out in response to Item 9 herein.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Item Number	Item Name
3.1	Amended and Restated Articles of Incorporation of Rezolute, Inc. Nevada Merger Corporation (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filed on June 21, 2021).
3.2	Certificate of Amendment, as filed with the Secretary of State of the State of Nevada on December 6, 2024 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filed on December 10, 2024).
3.3	Amended and Restated Bylaws of Rezolute Nevada Merger Corporation (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K filed on September 15, 2021).
4.1	Rezolute, Inc. Amended and Restated 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 of the Company’s Form 10-K filed on September 15, 2022).
4.2	2021 Incentive Compensation Plan Amendment (incorporated by reference to Appendix A of the Company’s Schedule 14A definitive proxy statement filed on April 15, 2024).
4.3	2021 Incentive Compensation Plan Amendment (incorporated by reference to Appendix A of the Company’s Schedule 14A definitive proxy statement filed on October 21, 2024).
4.3	2021 Incentive Compensation Plan Amendment (incorporated by reference to Appendix A of the Company’s Schedule 14A definitive proxy statement filed on October 7, 2025).
5.1	Opinion of Dorsey & Whitney LLP*
23.1	Consent of Grant Thornton, LLP*
23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).
24.1	Power of Attorney (contained on the signature page to this registration statement).*
107	Filing Fee Table*

*Filed herewith

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Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)            To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)            That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)            To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, State of California, on November 21, 2025.

REZOLUTE, INC.

By:	/s/ Nevan Charles Elam
Name: Nevan Charles Elam
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Nevan Charles Elam, acting individually, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam	Chief Executive Officer and Acting Chair of the Board	November 21, 2025
Nevan Elam	(Principal Executive and Financial Officer)

/s/ Young-Jin Kim	Director	November 21, 2025
Young-Jin Kim

/s/ Nerissa Kreher	Director	November 21, 2025
Nerissa Kreher

/s/ Gil Labrucherie	Director	November 21, 2025
Gil Labrucherie

/s/ Philippe Fauchet	Director	November 21, 2025
Philippe Fauchet

/s/ Erik Harris	Director	November 21, 2025
Erik Harris

/s/ Wladimir Hogenhuis	Director	November 21, 2025
Wladimir Hogenhuis

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